March 2012
Pricing Sheet dated March 26, 2012 relating to
Preliminary Pricing Supplement No. 124 dated March 20, 2012 to
Registration Statement No. 333-178081
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Dual Directional Trigger Securities due March 31, 2014
Based on the Performance of the Common Stock of Apple Inc.
PRICING TERMS – MARCH 26, 2012
Issuer:	Morgan Stanley
Pricing date:	March 26, 2012
Original issue date:	March 29, 2012 (3 business days after the pricing date)
Maturity date:	March 31, 2014
Underlying equity:	Apple Inc. common stock (“Apple stock”)
Issue price:	$10 per security
Stated principal amount:	$10 per security
Aggregate principal amount:	$33,447,300
Payment at maturity:
▪  If the final share price is greater than the initial share price,
$10 + ($10 x share percent change)
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is less than or equal to the initial share price but greater than or equal to the trigger level,
$10 + ($10 x absolute share return) or
▪  If the final share price is less than the trigger level,
$10 x share performance factor
This amount will be less than the stated principal amount of $10 and may be zero.

Maximum payment at maturity:	$15.00 per security (150% of the stated principal amount)
Trigger level:	$455.235, which is 75% of the initial share price
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change
Share performance factor:	final share price / initial share price
Initial share price:	$606.98, which is the closing price of Apple stock on the pricing date
Final share price:	The closing price of Apple stock times the adjustment factor, each as of the valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting Apple stock
Valuation date:	March 26, 2014, subject to adjustment for non-trading days and certain market disruption events
Interest:	None
CUSIP:	61760T587
ISIN:	US61760T5873
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10	$0.225	$9.775
Total	$33,447,300	$752,564.25	$32,694,735.75
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 124 dated March 20, 2012
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.